INTEGER HOLDINGS CORPORATION
GRANT OF RESTRICTED STOCK UNITS

The Board of Directors of Integer Holdings Corporation (the “Company”) has authorized and approved the 2011 and 2016 Stock Incentive Plans (collectively, the “Plans” and, individually, a “Plan”), which have been submitted to and approved by the stockholders of the Company. The Plans provide for the grant of restricted stock units to certain employees, non-employee consultants and service providers and non-employee directors of the Company and any Subsidiary of the Company. Pursuant to one or more of the Plans, the Compensation and Organization Committee of the Board of Directors of the Company (the “Committee”) has approved the grant to you of Restricted Stock Units (the “RSUs”) on the terms and subject to the conditions set forth in the applicable Plan, this agreement (the “Award Agreement”), and Sections 7 and 8 of the Employment Agreement between you and the Company entered into on July 16, 2017 and effective July 17, 2017 (the “Employment Agreement”). The relevant Plan(s) and the Employment Agreement shall be deemed a part of this Award Agreement as if fully set forth herein. A copy of each applicable Plan is available from the Morgan Stanley Smith Barney website www.stockplanconnect.com (or such other stock plan administrator’s website as may be determined by the Company), or may be obtained by request addressed to: Corporate Secretary, Integer Holdings Corporation, 10000 Wehrle Drive, Clarence, NY 14031. Unless the context otherwise requires, all terms defined in the applicable Plan(s) shall have the same meanings when used herein.
1.Grant of Restricted Stock Unit. The Company, as a matter of separate inducement and not in lieu of any salary or other compensation for your services, hereby grants to you the number of RSUs set forth on Appendix A, as of the date set forth in Appendix A. In consideration of the grant of the RSUs and consistent with the terms of the applicable Plan, you agree that the RSUs and any proceeds from the sale of such RSUs or the shares of Company Stock delivered on vesting of such RSUs (the “Shares”) are subject to forfeiture and/or repayment, in whole or in part, to the extent provided for in the Integer Holdings Corporation Incentive Compensation Recoupment Policy, as in effect from time to time. In furtherance of the foregoing, you agree hereby to forfeit, reduce or repay the RSUs and any proceeds from the sale of such RSUs or the Shares and to execute any document prepared by the Company to effectuate such forfeiture, reduction or repayment, all to the extent permitted by applicable law.
2.     Vesting of Restricted Stock Units. The RSUs will be earned based upon the achievement of the Performance Goals set forth in Appendix A. Subject to the terms and conditions of the applicable Plan, this Award Agreement, and the Employment Agreement, any earned RSUs will vest on the date that the Committee certifies the level of performance achieved for the Performance Period (as defined in Appendix A), and any RSUs that are not earned will be automatically forfeited. A certificate or certificates representing the Shares will not be delivered to you unless and until the RSUs have both been earned and are vested and all other terms and conditions in the Plan, the Employment Agreement and this Award Agreement have been satisfied.
3.    Termination of Employment; Change in Control. Voluntary or involuntary termination of your employment or a Change in Control shall affect your rights as set forth in the applicable Plan and the Employment Agreement.
4.    Forfeiture of Restricted Stock Units. The balance of the RSUs, if any, that have not vested pursuant to paragraphs 2 or 3 of this Award Agreement will be automatically forfeited as of the date that your employment with the Company or a subsidiary terminates for any reason.
5.    Non-Transferability of Restricted Stock Units. The RSUs may not be assigned, transferred, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar proceeding. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the RSUs, and the levy of any attachment or similar proceeding upon the RSUs, shall be null and void and without effect.
6.    Rights as Stockholder. Neither you nor any person claiming under or through you will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to you.

7.    Investment Intent. You hereby covenant and agree with the Company that if there does not exist a registration statement on an appropriate form under the Securities Act of 1933, as amended (the “Act”), which registration statement shall be effective and shall include a prospectus which is current with respect to the Shares (i) that you will represent that you are receiving the RSUs for your own account and not with a view to the resale or distribution thereof and (ii) that any subsequent offer for sale or sale of any Shares received on vesting of such RSUs shall be made either pursuant to (x) a registration statement on an appropriate form under the Act, which registration statement shall be effective and shall include a prospectus which is current with respect to the Shares being offered and sold, or (y) a specific exemption from the registration requirements of the Act, but in claiming such exemption, you shall, if requested by the Company, prior to any offer for sale or sale of such Shares, obtain a favorable written opinion from counsel for or approved by the Company as to the applicability of such exemption.
8.    Withholding Taxes. The Company may withhold or cause to be withheld, or require you to remit to the Company, an amount sufficient to satisfy the Company’s (or Subsidiary’s) withholding tax obligation arising by reason of the granting, vesting or payment of the RSUs. Unless otherwise determined by the Committee hereafter, any tax withholding obligations will be satisfied by withholding a number of Shares otherwise deliverable pursuant to this Award Agreement having a Fair Market Value, as of the date as of which the amount of tax withholding is determined, equal to the amount that the Company or Subsidiary determines is necessary to satisfy its withholding obligation.
9.    Agreement Subject to the Plan and Employment Agreement. You and the Company agree that this Award Agreement is subject to, and that you and the Company will both be bound by, all terms, conditions, limitations and restrictions contained in the applicable Plan and the Employment Agreement, which together shall be controlling in the event of any conflicting or inconsistent provision. Notwithstanding the foregoing, in the event any term in this Award Agreement is more favorable to you than the corresponding term of the Employment Agreement, the term set forth in this Award Agreement will control. Furthermore, in the event of any inconsistency or conflict as between any term of the applicable Plan and a corresponding term of the Employment Agreement, the term set forth in the Employment Agreement shall control; however in the event that any term of the applicable Plan is more favorable to you than the corresponding term of the Employment Agreement, the term set forth in the applicable Plan shall control. To the extent that the RSUs subject to this Award Agreement are granted under more than one Plan, then the RSUs granted under a particular Plan will be subject to the terms and conditions of that Plan.
10.    Restrictions on Transfer. You acknowledge and agree that the Company may require you, as a condition to the receipt of the RSUs or the certificates representing the Shares, to become bound by any reasonable agreement restricting transfer of the Shares or providing the Company with a right of first purchase or other similar right.
11.    No Guarantee of Employment. This award shall not confer upon you any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate your employment or other service at any time.
12.    No Guarantee of Tax Consequences. Neither the Company nor any Subsidiary nor the Committee makes any commitment or guarantee that any particular tax treatment will apply or be available under applicable law with respect to this award.
13.    Electronic Delivery and Signature. You hereby consent and agree to electronic delivery of any documents, proxy materials, prospectuses, annual reports and other related documents or agreements related to this award. If the Company establishes procedures for an electronic signature system for delivery and acceptance of such materials, you hereby consent to such procedures and that delivery may be effected by a third party engaged by the Company to provide administrative services related to the applicable Plan.
Please indicate your acceptance of all the terms and conditions of this Award Agreement by clicking on the icon below entitled “I have read and agree.” Notwithstanding your failure to click on the icon below, your continued employment with the Company or any of its Subsidiaries following the date of this award will be deemed your acceptance of the terms and conditions hereof unless you indicate otherwise to the Company in writing within 10 days following the date hereof.
Very truly yours,

Integer Holdings Corporation

Appendix A

Participant Name: Joseph Dziedzic

Date of Grant: [GRANT DATE]

Target Number of RSUs: The number of RSUs granted under this Award Agreement, as set forth on the Morgan Stanley Smith Barney website (or such other stock plan administrator’s website as may be determined by the Company), represents the number of RSUs that may be earned based upon achievement of Target Performance, as set forth in the table below (the “Target Number of RSUs”). The actual number of RSUs earned may be greater or less than the Target Number of RSUs (including none), and will be determined by multiplying the Target Number of RSUs by the percentage applicable to the level of performance achievement certified by the Committee.

Each RSU shall be credited with dividends paid by the Company, if any, with respect to one share of Company Stock (“Dividend Equivalents”).  The same vesting conditions will apply to the accrued dividend equivalent shares as the original grant of target RSUs.  Dividend equivalents will be accrued by crediting additional target shares, with the number of Dividend Equivalent shares calculated by dividing the value of the dividend payment by the closing share price on the ex-dividend date.  Any fractional shares resulting from Dividend Equivalents will be rounded down on vesting.

Performance Goals: The RSUs will be earned based upon the Company’s Compounded Organic Sales Growth for the three consecutive fiscal years of the Company beginning with the fiscal year commencing on [FISCAL YEAR START DATE] (the “Performance Period”), as set forth in the following table and as certified by the Committee:

Less Than [X]%	[X]% (Threshold Performance)	[X]% (Target Performance)	Equal to or Greater Than [X]% (Maximum Performance)
0%	50%	100%	200%

If the Company’s Compounded Organic Sales Growth is between Threshold Performance and Target Performance, or between Target Performance and Maximum Performance, the number of earned RSUs will be determined on a linear interpolated basis between each respective level of performance.

For purposes of determining the Company’s Compounded Organic Sales Growth:

1.	“Organic Sales” means the Company’s organic sales as reported in the Company’s SEC filings for each relevant fiscal year.

2.	“Compounded Organic Sales Growth” means the multiplicative product of (a), (b) and (c), less 100%, where (a), (b), and (c) are:

a.	The Organic Sales for the first fiscal year during the Performance Period, divided by the Organic Sales for the immediately preceding fiscal year, expressed as a percentage;

b.	The Organic Sales for the second fiscal year during the Performance Period, divided by the Organic Sales for the first fiscal year during the Performance Period, expressed as a percentage; and

c.	The Organic Sales for the third fiscal year during the Performance Period, divided by the Organic Sales for the second fiscal year during the Performance Period, expressed as a percentage.
By way of example for illustrative purposes in calculating actual organic revenue sales growth and payouts, assume that Organic Sales Growth was [X]% in in performance year 1, [X]% in in performance year 2, and [X]% in in performance year 3.   Compounded sales growth for the three-year period would then be calculated as follows: [X] (yr. 1) x [X] (yr. 2) x [X] (yr. 3) = [X] or [X]% compounded growth.  Since [X]% is between the threshold and target performance, the payout would be linearly interpolated between those points.